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                                                                     EXHIBIT 4.2




                       ______________________ , 199_____



[Optionee's Name]
Scopus Technology
1900 Powell Street, Suite 700
Emeryville, CA  94608

     RE:  FOUNDER'S STOCK GRANTED TO [OPTIONEE]
          -------------------------------------

Dear [Optionee]:

     This letter is to confirm that the undersigned granted to you on________, 199_____ an option to purchase from the undersigned a total of ____________ shares of Common Stock of Scopus Technology, Inc. at an exercise price of $0.816 per share, for an aggregate exercise price of $________________.

     You agree that this option may be exercised by you in whole or in part at any time on or prior to October 24, 1998. In order to effect such exercise, you must deliver to the undersigned on or prior to October 24, 1998 (i) a check in the amount of $_____________ , endorsed to [the undersigned], and (ii) an investment representation statement in the form enclosed.

     Please countersign below where indicated to acknowledge receipt of this confirmation and to acknowledge that the option provide for herein satisfies in full any and all rights you may have to acquire shares of capital stock of Scopus Technology, Inc. from the undersigned.

                              Sincerely,


                              [Founder's Name]


                              ACKNOWLEDGED

                              _________________________________
                              [Optionee]

                              Dated ___________________________